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                                                                    Exhibit 10.8





                               October 30, 1995



JPS Textile Group, Inc.
Suite 202
555 North Pleasantburg Drive
Greenville, South Carolina 29607

Gentlemen:

                 This letter confirms my agreement with JPS Textile Group, Inc. (the "Company"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, with respect to the following:

                 1. If the Company terminates my employment other than for "cause" (as defined in Paragraph 2 below), or there is a change in control or ownership; or in the event of my death; I shall be entitled to receive as severance my annual base salary in effect at the time of such termination, payable for a one year period, as if my employment had not been terminated (this shall include fringe benefits accorded all active employees, except L.T.D., provided all contributions are made, in addition, I shall receive after the date of my termination a one-time bonus payment which shall be calculated on the basis of the average of all prior years annual bonuses from 1989 until the date of termination.

                          If at any time during the one year severance period I
elect to take a lump sum payment, it would equal the remaining equivalent of my remaining salary and bonus amount and I would waive all other benefits outlined above. In the event of my death, a lump sum payment would be mandatory and payable to my estate.

                 2. For the purposes hereof, the term "cause" shall mean any of the following:

                 (i) I shall have violated the provisions of Paragraph 3 hereof; or

                (ii) I shall have committed an act of fraud, embezzlement, theft or dishonesty against the Company; or

               (iii) I shall have been convicted of (or plead nolo contendere to) any felony or any misdemeanor involving moral turpitude or which might, in the reasonable opinion of the Company, cause embarrassment to the Company.
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JPS Textile Group, Inc
October 30, 1995
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                 In the event that the Company elects to terminate my
employment for "cause", the Company shall send me written notice thereof terminating my employment and describing the action constituting "cause", and thereupon the Company shall have no further obligations pursuant to this letter agreement, but I shall have the obligations provided for in Paragraph 3 below. In the event that I leave the employ of the Company of my own accord other than for the reasons in paragraph 1 above, the Company shall have no further obligations pursuant to this letter agreement.

                 3. Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Company's and its subsidiary companies' business methods, systems, plans and policies which I have established, received or obtained during my employment or hereafter shall establish, receive or obtain as an employee of the Company or its subsidiary companies, are valuable and unique assets of the respective businesses of the Company and its subsidiary companies, I agree that, during my employment and at all times thereafter, I shall not (otherwise than pursuant to my duties) disclose or use, without the prior written approval of the Company, any such knowledge or information pertaining to the Company or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Paragraph 3 shall not apply to information which is or shall become generally known to the public or the trade (except by reason of the breach of my obligations hereunder), information which is or shall become available in trade or other publications, information known to me prior to entering the employ of the Company, and information which I am required to disclose by law or an order of a court of competent jurisdiction. If I am required by law or a court order to disclose such information, I shall notify the Company of such requirement prior to disclosing such information and provide the Company an opportunity (if the Company so elects) to contest such law or court order.

                 4. If any provision of this letter agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
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JPS Textile Group, Inc.
October 30, 1995
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                 5.       This letter agreement (i) is in lieu of any other
provision for severance payments by the Company which are hereby waived, (ii) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto, (iii) may be executed and delivered in one or more counterparts, all of which taken together shall constitute but one and the same original instrument, and (iv) shall be governed and construed in accordance with the laws of the State of South Carolina without regard to the conflicts of law principles of such state.

                               Very truly yours,



                                    By: /s/ Monnie L. Broome   (Signature)
                                        -----------------------
                                        Print Name:   Monnie L. Broome
                                        Print Title:  Vice President of
                                                       Human Resources


ACCEPTED AND AGREED TO:

JPS TEXTILE GROUP, INC.


By:  /s/ Jerry E. Hunter
     -------------------------------------
     Jerry E. Hunter
     President and Chief Executive Officer